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                                  EXHIBIT 99.1


                     Rhodes, Inc. Employees' Savings Plan





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                      RHODES, INC. EMPLOYEES' SAVINGS PLAN




              (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1989)

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                      RHODES, INC. EMPLOYEES' SAVINGS PLAN
                               TABLE OF CONTENTS


                                  Article 1
                                 INTRODUCTION

                                  Article 2
                                 DEFINITIONS

                                  ARTICLE 3
                                PARTICIPATION

3.01     Participation . . . . . . . . . . . . . . . . . . .        13
3.02     Participation and Rehire  . . . . . . . . . . . . .        13
3.03     No Contract for Employment  . . . . . . . . . . . .        14

                                  Article 4
                                CONTRIBUTIONS

4.01     Regular Contributions . . . . . . . . . . . . . . .        15
4.02     Additional Contributions  . . . . . . . . . . . . .        15
4.03     Voluntary Suspension and Resumption of Participant
              Contributions  . . . . . . . . . . . . . . . .        16
4.04     Employer Contributions  . . . . . . . . . . . . . .        16
4.05     Payment of Contributions  . . . . . . . . . . . . .        17
4.06     Maximum Additions to Accounts . . . . . . . . . . .        17
4.07     Rollover Contributions  . . . . . . . . . . . . . .        18
4.08     Contributions Prohibited  . . . . . . . . . . . . .        19
4.09     Special Nondiscrimination Rules . . . . . . . . . .        20

                                  Article 5
                           ACCOUNTS AND ALLOCATIONS

5.01     Participant's Account . . . . . . . . . . . . . . .        22
5.02     Investment Directives . . . . . . . . . . . . . . .        22
5.03     Valuation; Valued . . . . . . . . . . . . . . . . .        24
5.04     Errors  . . . . . . . . . . . . . . . . . . . . . .        24
5.05     Allocations Do Not Affect Vesting . . . . . . . . .        25

                                  Article 6
                           VESTING AND DISTRIBUTION

6.01     Vesting . . . . . . . . . . . . . . . . . . . . . .        26
6.02     Distribution  . . . . . . . . . . . . . . . . . . .        27
6.03     Disposition of Forfeitures  . . . . . . . . . . . .        27
6.04     Commencement of Distribution  . . . . . . . . . . .        30
6.05     Methods of Distribution . . . . . . . . . . . . . .        30
6.06     Withdrawal of Accounts  . . . . . . . . . . . . . .        33
6.07     Payment to Minors and Incapacitated Persons . . . .        35
6.08     Application for Benefits  . . . . . . . . . . . . .        35
6.09     Designation of Beneficiary  . . . . . . . . . . . .        36


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                                   Article 7
                           ADMINISTRATION OF THE PLAN

7.01     Named Fiduciaries . . . . . . . . . . . . . . . . .        38
7.02     Board of Directors  . . . . . . . . . . . . . . . .        38
7.03     Trustee   . . . . . . . . . . . . . . . . . . . . .        39
7.04     Committee   . . . . . . . . . . . . . . . . . . . .        39
7.05     Standard of Fiduciary Duty  . . . . . . . . . . . .        42
7.06     Claims Procedure  . . . . . . . . . . . . . . . . .        43

                                  Article 8
                          AMENDMENT AND TERMINATION

8.01     Right to Amend  . . . . . . . . . . . . . . . . . .        45
8.02     Termination and Discontinuance of Contributions . .        46
8.03     IRS Approval of Termination . . . . . . . . . . . .        46

                                  Article 9
                                MISCELLANEOUS

9.01     Headings  . . . . . . . . . . . . . . . . . . . . .        48
9.02     Action by Employer  . . . . . . . . . . . . . . . .        48
9.03     Spendthrift Clause  . . . . . . . . . . . . . . . .        48
9.04     Discrimination  . . . . . . . . . . . . . . . . . .        50
9.05     Release . . . . . . . . . . . . . . . . . . . . . .        50
9.06     Unclaimed Payments  . . . . . . . . . . . . . . . .        51
9.07     Notice of Proceeding and Effect of Judgment . . . .        51
9.08     Severability  . . . . . . . . . . . . . . . . . . .        51
9.09     Compliance with Applicable Laws . . . . . . . . . .        52
9.10     Agent for Service of Process  . . . . . . . . . . .        52
9.11     Merger  . . . . . . . . . . . . . . . . . . . . . .        52
9.12     Governing Law . . . . . . . . . . . . . . . . . . .        52

                                  Article 10
                  QUALIFICATION AND RETURN OF CONTRIBUTIONS

10.01    Initial Qualification.  . . . . . . . . . . . . . .        53
10.02    Mistake of Fact.  . . . . . . . . . . . . . . . . .        53

                                  Article 11
                             TOP-HEAVY PROVISIONS

11.01    Applicability . . . . . . . . . . . . . . . . . . .        55
11.02    Definitions . . . . . . . . . . . . . . . . . . . .        55
11.03    Minimum Allocation  . . . . . . . . . . . . . . . .        58
11.04    Minimum Vesting . . . . . . . . . . . . . . . . . .        59
11.05    Compensation Limitation . . . . . . . . . . . . . .        60
11.06    Impact on Code Section 415 Limitations  . . . . . .        60
11.07    Modification  of  Transition  Rule  for  Defined
           Contribution Fraction . . . . . . . . . . . . . .        60
11.08    No Duplication of Benefits  . . . . . . . . . . . .        61

                                 RHODES, INC.
                           EMPLOYEES' SAVINGS PLAN


                                  Article 1
                                 INTRODUCTION


1.01 Rhodes, Inc., a corporation duly organized and existing under the laws of the State of Georgia, established the Rhodes, Inc. Employees' Savings Plan (the "Plan"), effective November 1, 1980, to provide employees with a qualified savings incentive plan in order to save money on a tax advantaged basis in accordance with Sections 401 and 501 of the Internal Revenue Code of 1986 and other requirements of law relating to qualified employee plans and trusts. Rhodes, Inc. now wishes to amend and restate the Plan in its entirety to comply with the requirements of the Tax Reform Act of 1986, subsequent legislation, and various regulations and rulings issued thereafter by government agencies.

1.02 The purpose of this Plan (which includes the related Trust) is to provide the benefits of a qualified savings incentive plan for the exclusive benefit of the Participants or their Beneficiaries. This Plan shall be administered and interpreted in accordance with such purpose.

1.03     The effective date of this Restatement shall be January 1, 1989.


                                      1
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                                   Article 2
                                  DEFINITIONS


Certain terms of this Plan have defined meanings which are set forth in this Article and which shall govern unless the context in which they are used clearly indicates that some other meaning is intended.

2.01 Account shall mean the total Account established and maintained by the Committee for each Participant, which shall be a record of each Participant's interest, if any, in the Fund. Each Account shall be comprised of the subaccounts described in Section 5.01.

2.02 Act shall mean Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

2.03 Affiliate shall mean (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)), as is an Employer; (b) any other trade or business (whether or not incorporated) under common control, within the meaning of Code
         Section 414(c), with an Employer; (c) any other corporation, partnership or other organization which is a member of an affiliated service group, within the meaning of Code Section 414(m), with an Employer; and (d) any other entity required to be aggregated with an Employer pursuant to regulations under Code Section 414(o).


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


2.04 Authorized Leave of Absence shall mean any absence authorized by an Employer under that Employer's standard personnel practices provided that all Participants under similar circumstances are treated alike in the granting of such Authorized Leaves of Absence and provided further that the Participant returns to employment with the Employer within the period of Authorized Leave of Absence. An absence due to service in the Armed Forces of the United States shall be considered an Authorized Leave of Absence provided that the absence is caused by war or other emergency, or provided that the Participant is required to serve under the laws of conscription in time of peace, and further provided that the Participant returns to employment with an Employer within the period provided by law. A period of Authorized Leave of Absence shall not be considered a "break in service". A Participant on Authorized Leave of Absence who does not become an Employee when such Authorized Leave has expired will normally be considered to have incurred a Termination of Employment as of the beginning date of such Authorized Leave of Absence.

2.05     Beneficiary shall mean as defined in Section 6.09.

2.06     Board shall mean the Board of Directors of the Company.

2.07 Break in Service shall mean a Plan Year in which an Employee has 500 or fewer Hours of Service.


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


2.08     Code shall mean the Internal Revenue Code of 1986, as amended.

2.09     Committee shall mean the Committee appointed by the Board under
         Article 7 to administer the Plan. The term Committee is interchangeable with the term "PLAN Administrator." (See 2.33).

2.10 Company shall mean Rhodes, Inc., a Georgia corporation, and its successors.

2.11 Compensation shall mean the W-2 earnings of each Participant paid by the Employer during any Plan Year to the extent it does not exceed $200,000, which amount shall be adjusted for changes in the cost of living as provided in regulations issued by the Secretary of the Treasury. Compensation does not include deferred compensation, stock options, and other amounts which receive special tax benefits. Notwithstanding the above:

                 (a) for all purposes under the Plan except Section 4.06, Compensation shall include any amount contributed by an Employer on behalf of a Participant pursuant to a salary reduction agreement which is not includable in the gross income of the Participant under Code Sections 125, 402(a)(8) and 402(h);

                 (b) for purposes of Section 4.06 and Article 11, Compensation shall include bonuses; and

                 (c) for purposes of applying the $200,000 limit, as adjusted, with respect to Article 4, Code Section 414(q)(6) shall apply, except that the term "family" therein shall include only a Participant's spouse and any of a Participant's lineal descendants who have not attained age 19 before the close of the Plan Year.

2.12     Contributions - See Sections 2.18, 2.29, and 2.40.

2.13 Distribution shall mean payment from the Plan to or for the benefit of a Participant as described in Article 6.

2.14 Early Retirement shall mean as defined in the Rhodes, Inc. Employees' Pension Plan.

2.15     Effective Date shall mean November 1, 1980.

2.16 Employee shall mean (a) any person engaged in rendering personal services to and under the control or supervision of an Employer or an Affiliate and who is receiving compensation for such services, including any person on Authorized Leave of Absence, and (b) a leased employee within the meaning of Code Section 414(n)(2). Notwithstanding the above, the term "Employee" shall not mean any person who is covered by a collective bargaining agreement between a union and an Employer, provided that retirement benefits were the subject of good faith bargaining, unless the collective bargaining agreement provides for participation in the Plan.

2.17 Employer shall mean the Company and/or Participating Employer and any successors or assigns of the Company or any Participating Employer.

2.18     Employer Contributions - See Section 4.04.

2.19 Entry Date shall mean January 1, April 1, July 1 and October 1 of each Plan Year.

2.20 Fiduciary shall mean any party named as a Fiduciary in Article 7 of the Plan.

2.21     Forfeiture - See Section 6.03.


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


2.22 Fund shall mean the assets held and administered by the Trustee in accordance with the Plan and Trust Agreement.

2.23 Highly Compensated Employee shall mean an Employee who meets the definition of Highly Compensated Employee in Code Section 414(q) for a Plan Year.

2.24     Hour of Service shall mean:

         (a) Each hour for which an Employee is paid, or entitled to payment, for performance of duties for an Employer.

         (b) Each hour for which an Employee is paid, or entitled to payment, by an Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship is terminated) due to vacation, holiday, illness, incapacity, layoff, jury duty, military duty, or Authorized Leave of Absence; provided that in no event shall an Employee receive credit for more than 501 Hours of Service for any single continuous period during which no duties are performed.

         (c) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by an Employer.

         (d) The following rules shall apply in determination of whether an Employee completes an Hour of Service:

                 1. The same hours shall not be credited under subparagraphs 2.22(a), (b), or (c), as the case may be, and this sub-paragraph (d);

                 2. The rules relating to determining Hours of Service for reasons other than the performance of duties and for crediting Hours of Service to particular periods of Continuous Employment shall be those rules stated in Department of Labor Regulations Title 29, Chapter XXV, Subchapter C, Part 2530, Sections 200b-2(b) and 200b-2(c), respectively.

         (e) Hours of Service will be credited for employment with other members of an affiliated service group (under Section 414(m) of the Code), a controlled group of corporations (under
                 Section 414(b) of the Code) or a group of trades or businesses under common control (under Section 414(c) of the Code) of which the Employer is a member.

         (f) Solely for the purpose of determining whether a Break in Service has occurred in a computation period for participation and vesting purposes, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or, in any case in which such hours cannot be determined, eight Hours of Service per day of such absence. For purposes of this Section, an absence from work for maternity or paternity reasons means an absence 1) by reason of the pregnancy of the individual, 2) by reason of the birth of a child of the individual, 3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or 4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this Section shall be credited 1) in the computation period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or 2) in all other cases, in the following computation period. An Employee must submit written evidence of the reason he or she is absent from work in order to receive credit for hours of Service pursuant to this Section 2.24(f).

2.25     Matching Contribution shall mean an Employer Contribution pursuant to
         Article 4.

2.26 Matching and Participant Contribution Percentage shall mean for Highly Compensated Employees who are Participants for a Plan Year and for all other Participants for a Plan Year the average in each group of the ratios, calculated separately for each Participant, of (a) the total Matching Contributions and Participant Contributions allocated to his accounts for the Plan Year; to (b) his Compensation for the Plan Year.

2.27 Normal Retirement Date shall mean the later of the date a Participant reaches age sixty-five (65) or completes five (5) Years of Service.

2.28 Participant shall mean an Employee who participates in the Plan as provided in Article 3.

2.29 Participant Contribution shall mean contributions made by a Participant under Sections 4.01, 4.02, and 4.07.

2.30 Participating Employer shall mean the Company, an Affiliate, or any other designated company which adopts this Plan and agrees to be governed by its terms and provisions. Upon the adoption of this Plan by a Participating Employer, its Employees shall be considered as Employees for all purposes under the provisions of this Plan effective as of the date of adoption, or as of such earlier date as is specified in the resolution of adoption. Service of an Employee with any Participating Employer shall be considered as service for all purposes of this Plan effective from the date of adoption of this Plan, or such earlier date as is specified in the resolution of adoption. No Participating Employer shall be permitted to become a Participating Employer without the express consent of the Company. If any Participating Employer ceases to participate hereunder, the Plan shall be considered terminated only as to such Participating Employer and its Employees. The term Employer and

         Employee herein shall include, respectively, Participating Employers and Employees.

2.31 Permanent Disability shall be evidenced by receipt by the Committee, in a form satisfactory to it, of notification that the Participant is entitled to receive disability income benefits under the Social Security Act based on permanent and total disability.

2.32 Plan shall mean the Rhodes, Inc. Employees' Savings Plan as set forth in this document (Plan Agreement), together with any subsequent amendments hereto.

2.33 Plan Administrator or Administrator shall mean the Committee appointed by the Board pursuant to Article 7 to administer the Plan. All references in the Plan to the Administrator shall be deemed to apply to the Committee and vice versa. The Committee so appointed is hereby designated as the "Administrator" of the Plan within the meaning of
         Section 3(16) of the Act. (See 2.08).

2.34     Plan Agreement is this document.

2.35 Plan Year shall mean the annual period from January 1, through the following December 31.

2.36 Postponed Retirement Date shall mean any date beyond a Participant's Normal Retirement Date on which a Participant retires.

2.37 Qualified, as used in "qualified plan" or "qualified trust," shall mean a plan and trust which are entitled to the tax benefits provided respectively by Sections 401 and 501 and related provisions of the Code.

2.38 Qualified Matching Contributions shall mean Matching Contributions which are immediately nonforfeitable when made, and which may not be distributed except upon one of the events described under Code Section 401(k)(2)(B) and the underlying regulations.

2.39 Retirement shall mean the Termination of Employment of a Participant on his Early, Normal, or Postponed Retirement Date.

2.40     Rollover Contributions - See Section 4.07.

2.41 Termination of Employment shall mean that a Participant has ceased to be employed by the Employer for any of the following reasons: (i) voluntary resignation from service of the Employer; or (ii) discharge from the service of the Employer by the Employer; or (iii) Retirement; or (iv) death; or (v) Permanent Disability; provided, however, that a Participant who ceases to be actively employed by reason of Authorized Leave of Absence shall not be considered as having a Termination of Employment

2.42 Trust or Trust Agreement shall mean the Agreement of Trust and amendments thereto entered into between the Employer and the Trustee which governs the creation and administration of the Fund.

2.43 Trustee shall mean the persons, corporation, association, or a combination of them acting as Trustee under the Trust Agreement.

2.44 Valuation Date shall mean the last day of each quarter, and any other date determined in the Committee's discretion.

2.45     Vesting - See Section 6.01.

2.46     Year of Service shall mean each Plan Year during which an Employee:
         (a) prior to January 1, 1989, was credited with a Year of Service as defined in the Plan document effective during that period, (b) for Plan Years between January 1, 1989 and December 31, 1991, was credited with a Year of Service calculated under the elapsed time rules set forth in Treasury Regulation Section 1.410(a)-(7), and (c) for Plan Years commencing on or after January 1, 1992, completes 1,000 or more Hours of Service for the Employer.

2.47 A defined term, such as "Retirement," will normally govern the definitions of derivatives therefrom, such as "Retire," even though such derivatives are not specifically defined and even if they are or are not initially capitalized. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary. Singular and plural nouns and pronouns shall be interchangeable as the factual context may allow or require. The words "hereof," "herein," "hereunder," and other similar compounds of the word "here," shall mean and refer to the entire Plan and not to any particular provision or section.

                                   ARTICLE 3

                                 PARTICIPATION


3.01     Participation.

         (a) On the Effective Date, all Employees who (i) were Employees on November 1, 1979 and (ii) had 1,000 or more Hours of Service during the year beginning November 1, 1979 and ending October 31, 1980, shall be immediately eligible to participate in the Plan. Any such Employee who failed to complete 1,000 or more Hours of Service during the year beginning November 1, 1979 and ending October 31, 1980 shall be eligible to participate on the earliest Entry Date following any twelve (12) consecutive months in which such Participant has 1,000 Hours of Service.

         (b) Each Employee hired after November 1, 1979, shall be eligible to participate on the Entry Date next following the completion of any twelve (12) consecutive months of employment during which such Employee has 1,000 or more Hours of Service.

         (c) An Employee who becomes eligible to participate may become a Participant (i) by completing and signing such forms as the Committee prescribes whereby the Employee agrees to make Participant Contributions as required under Article 4 hereof, and (ii) by actually making Participant Contributions. Participation in this Plan shall be completely voluntary. Any Employee may decline to participate in this Plan.

         (d) Any eligible Employee who does not become a Participant on the first Entry Date after he becomes eligible, may become a Participant on any subsequent Entry Date.

3.02     Participation and Rehire.

         (a) Participation in the Plan may continue at the discretion of the Participant until the Participant has a Termination of Employment. Any Participant who has a Termination of Employment shall cease to be a Participant and any benefits hereunder shall thereafter be governed by the provisions of
                 Article 6.

         (b) A former Employee who was not yet a Participant or a former Participant who did not have any non-forfeitable right to any portion of his Employer Account at the time of his termination of Employment will be considered a new Employee for eligibility purposes if the number of consecutive one-year Breaks in Service equals or exceeds the greater of five or the aggregate number of Years of Service before such Breaks in Service. Such aggregate number of Years of Service will not include any Years of Service which may be disregarded under the preceding sentence by reason of prior Breaks in Service. If such former Participant's Years of Service before termination of Employment may not be disregarded pursuant to the preceding sentences, such former Participant shall participate immediately upon reemployment. If the service of a former Employee who was not yet a Participant may not be disregarded pursuant to the preceding sentences, such former Employee, upon reemployment, will become a Participant upon satisfaction of the eligibility requirements of this Plan taking into account the Employee's service prior to his separation from service, and shall become a Participant immediately upon reemployment if as of his date of reemployment the Employee has satisfied the requirements for eligibility to participate and the entry date as of which the Employee would have entered the Plan (had he not left service) occurred during the period that the Employee was absent from service.

3.03 No Contract for Employment. Participation in the Plan shall not give any Participant the right to be retained in the Employer's employ, nor shall any Employee, upon dismissal from or voluntary termination of his employment, have any right or interest in the Fund, except as herein provided.

                                   Article 4

                                 CONTRIBUTIONS


4.01 Regular Contributions. Except during periods of suspension of Participant Contributions described in Section 4.03, a Participant shall make regular contributions to the Plan (Regular Contributions), which will be matched by the Employer to the extent provided in
         Section 4.04. A Participant may elect to contribute as Regular Contributions each pay period during a Plan Year any one of the following percentages of his W-2 Earnings: 1%, 2%, 3%, 4%, 5% or 6% (Rate, Rates). The Participant Contribution shall be made through payroll deductions by properly completing the form prescribed by the Committee prior to entering the Plan. The Participant may change his Rate of Regular Contributions on any January 1 and July 1. The Committee must receive written notice of such election to contribute or to change the Rate of Contribution at least thirty (30) days prior to its effective date.

4.02 Additional Contributions. Any Participant who has elected to make Regular Contributions at a Rate of 6% of W-2 Earnings may also make Additional Contributions of 1%, 2%, 3%, 4%, 5% or 6% of W-2 Earnings which will not be matched by the Employer and which will be known as Additional Contributions. Additional Contributions shall be made in accordance with the same terms and conditions as are set forth in Section 4.01 with respect to Regular Contributions.

4.03     Voluntary Suspension and Resumption of Participant Contributions.


         (a)     Voluntary Suspension of Contributions.
                 A Participant may voluntarily suspend his Participant Contributions by filing a form prescribed by the Committee for this purpose. The effective date of a suspension of Participant Contributions must coincide with the first day of a normal pay period for which payroll deductions are made.
                 The election to suspend Participant Contributions must be filed with the Committee or its designee at least fifteen (15) days prior to the effective date of the suspension.
                 A Participant who elects to suspend his Participant Contributions may not elect to resume contributions until six
                 (6) months after the suspension of contributions has become effective.

         (b)     Resumption of Contributions.
                 A Participant who has suspended his Participant Contributions may elect on a form prescribed by the Committee to resume Participant Contributions at any time following the expiration of six (6) months since the date his contributions were suspended. The effective date of a resumption of Participant Contributions must coincide with the first day of a normal pay period for which payroll deductions are made. The election to resume Participant Contributions must be filed with the Committee or its designee at least fifteen (15) days prior to the effective date of the resumption of contributions.

4.04 Employer Contributions. The Employer shall make Contributions to the Plan only from its current or accumulated profits and only in an amount equal to fifty percent (50%) of its Participants' Regular Contributions to the Plan. The Employer Contributions shall be made in whole or in part in cash or in property acceptable to the Trustee to the fair market value thereof on the date of receipt thereof by the Trustee. Except as provided in Section 6.03, all Employer Contributions shall be irrevocable, shall never inure to the benefit of the Employer, and shall be transferred to the Trustee to be used only in accordance with the provisions of the Plan; and neither such Contributions, nor the Net Results therefrom, shall be used for, or diverted to, purposes other than the exclusive benefit of the Participants or their Beneficiaries under the Plan, and contingently for defraying reasonable expenses of administering the Plan.

4.05 Payment of Contributions. Participant Regular and Additional Contributions, and Employer Contributions shall be paid to the Trustee as promptly as possible after the end of each regular pay period, and Rollover Contributions shall be paid to the Trustee when received. Until any Participant Regular and Additional Contributions are paid over to the Trustee, they shall be held by the Employer in trust for the exclusive benefit of Participants and their Beneficiaries pursuant to the terms of the Plan and Trust Agreement, and the Employer shall maintain such withheld amounts in a separate account in the name of the Plan until they are so paid over.

4.06     Maximum Additions to Accounts.
         Notwithstanding any other provision of this Plan, if the total allocations to a Participant's accounts with respect to a Plan Year exceed the maximum annual addition that can be made on behalf of a Participant for a Plan Year in accordance with Code Section 415(c)(2) and the regulations thereunder (when considered in combination with any allocations or benefits he or she accrued under any other qualified retirement plan of an Employer or any Affiliate), and if the requirements of Codes Section 415 cannot be met by reducing that allocation or benefit in accordance with the terms of that other plan, then the allocations under this Plan shall be reduced so that the Participant's allocations meet such requirements.

4.07 Rollover Contributions. Without regard to the limitations on Contributions set forth in this Article 4, a Participant shall, if the Committee consents, be permitted during any Plan Year to make Rollover Contributions, provided such:

                 (i) was received by the Participant from a qualified plan maintained by a previous employer of the Participant and qualifies as a rollover amount within the meaning of Section 402(a)(5) of the Code, or

                 (ii) was received by the Participant from an individual retirement account or individual retirement annuity, and qualifies as a rollover amount within the meaning of Section 408(d)(3)(A)(ii) of the Code.

         Rollover Contributions shall be accounted for by the Committee in a Rollover Account for the Participant in accordance with Section 5.01. Rollover Accounts are Vested as provided in Section 6.01 and are non-forfeitable. Such amounts shall be distributed to the Participant upon his Termination of Employment in the manner provided in Article 6. The Participant is solely responsible for determining that a Rollover Contribution qualifies as such under the Code, as to which neither the Company, the Employer, the Board, the Committee, the Administrator, nor the Trustee (Parties) has any responsibility whatsoever, and further, as to which the Participant shall hold harmless and indemnify the Parties on an appropriate form. Rollover Contributions shall be paid to the Trustee as provided in Section 4.05. Notwithstanding the foregoing, with respect to any Participant, the Plan shall not accept after December 31, 1984, any direct or indirect trustee-to-trustee transfer from a defined benefit plan, money purchase pension plan (including a target benefit plan), stock bonus plan or profit sharing plan which provided for a life annuity form of payment to the Participant. This paragraph shall in no event preclude the Plan from accepting a Rollover Contribution which is not a trustee-to-trustee transfer and which does not fall within the limitations described in the preceding sentence.

4.08     Contributions Prohibited. No Contributions may be made to an Account:

         (a)     that is held for Distribution; or

         (b)     that is held in Suspense under Section 6.03; or

         (c)     from which Contributions are Suspended under Section 4.03.

4.09     Special Nondiscrimination Rules

         (a) The Committee shall be responsible for monitoring the Plan's compliance with the limitations of this Section and shall have the power to take all steps it deems necessary or appropriate to ensure compliance. The Committee shall take such action pursuant to nondiscriminatory procedures consistently applied.

         (b) In addition to any other limitations set forth in the Plan, Matching Contributions and Participant Contributions for each Plan Year must satisfy one of the following tests:

                 1. The Matching and Participant Contribution Percentage for Highly Compensated Employees must not exceed 125% of the Matching and Participant Contribution Percentage for all other Participants; or

                 2. The Matching and Participant Contribution Percentage for Highly Compensated Employees must not exceed the lesser of (i) 200% of the Matching and Participant Contribution Percentage for all other Participants; or (ii) the Matching and Participant Contribution Percentage for all other Participants plus two percentage points.

                 The Employer may designate any Matching Contributions as Qualified Matching Contributions for purposes of computing the Matching and Participant Contribution Percentage. In applying the above tests, the Committee shall comply with any regulations promulgated by the Secretary of the Treasury which prevent or restrict the use of the test contained in (2) above.

         (c) If the Matching Contributions and Participant Contributions on behalf of or by Highly Compensated Employees exceed the amount permitted under this Section for any given Plan Year, then, before the close of the Plan Year following the Plan Year for which the excess aggregate contributions were made, the amount of the excess aggregate contributions for the Plan Year and any income allocable to such contributions shall be distributed or, if the excess aggregate contributions are forfeitable, forfeited.

                 Payment of the excess aggregate contributions shall be made without regard to any other provision in the Plan. "Excess aggregate contributions" means the excess of (1) the aggregate amount of the Matching Contributions and Participant Contributions made on behalf of or by Highly Compensated Employees for the Plan Year, over (2) the maximum amount of the contributions permitted under this Section, determined by reducing contributions made on behalf of Highly Compensated Employees in order of their Matching and Participant Contribution Percentages beginning with the highest of such percentages. Distribution or forfeiture of excess aggregate contributions for any Plan Year shall be made to Highly Compensated Employees on the basis of the respective portions of the excess aggregate contributions attributable to each Highly Compensated Employee. Forfeitures of excess aggregate contributions may not be allocated to Participants whose contributions are hereby reduced.

                                   Article 5

                            ACCOUNTS AND ALLOCATIONS


5.01     Participant's Account.

         The Committee shall establish and maintain a separate Account for each Participant. Such Account shall be credited with the Participant's Contributions and the Participant's portion of net income earned on, expenses and charges against, and the appreciation and/or depreciation of the Investment Funds to which the Participant's Account is Allocated (Net Results). The Account of each Participant shall be comprised of the following sub-accounts to the extent appropriate under the circumstances:

         (a) One sub-account (Regular Account) shall reflect the Participant's Regular Contributions and the Participant's Net Results therefrom.

         (b) One sub-account (Additional Account) shall reflect the Participant's Additional Contributions and the Participant's Net Results therefrom.

         (c) One sub-account (Employer Account) shall be the total amount in the Participant's Account and the Participant's Net Results therefrom less amounts credited to the Regular, Additional, and Rollover Accounts and the Participant's Net Results therefrom.

         (d) One sub-account (Rollover Account) shall reflect Rollover Contributions and the Participant's Net Results therefrom.

5.02     Investment Directives.

         Each Participant shall direct, in an Investment Directive, on a form provided by the Committee, the allocation or reallocation (Allocation, Allocate) of his Account (which includes the Employer Account) among the Investment Funds described below and in the Trust Agreement, subject to the following limitations:

         (a) Not less than twenty-five (25%) of an Account shall be Allocated to any Investment Fund.

         (b) One hundred percent (100%) of an Account may be Allocated to Investment Fund A.

         (c) Seventy-five percent (75%) of an Account may be Allocated to Fund C.

         (d) Allocation shall be in increments of twenty-five (25%) of an Account.

         An Investment Directive may be made by the Participant initially and on any January 1 or July 1 with thirty (30) days written notice to the Committee. The Investment Directive Allocates the Participant's future Contributions, and, subject to such rules as the Committee prescribes, may also Allocate all amounts previously credited to the Participant's Account or may leave the prior Allocation unchanged.

         An Account shall be fully invested in Fund A if a Participant fails to make an Investment Directive in the manner established by the Committee.

         The Investment Funds are as follows:

                 Fund A ("the Short Term Income Fund") investment policy is to invest the income-producing assets, normally maturing within one year of purchase. The fund shall be primarily invested in government securities, commercial paper (publicly traded or privately placed), money market certificates, and other debt securities.

                 Fund B Reserved.

                 Fund C (the "Common Stock Fund") investment policy has as its objectives long-term growth of capital through investment primarily in common stocks. In Fund C, reserves of cash equivalents may be established for defensive purposes or to take advantage of special buying opportunities. In the discretion of the Trustee, Fund C may be invested in a mutual fund having the same investment objective.

5.03 Valuation; Valued. On each Valuation Date, the Committee shall develop and credit to each Account, including those identified in Section 4.08, the Net Results since the preceding Valuation Date, and establish and record a new Account balance for each Participant based on fair market value on the close of business as of such date. The Participant's share of Net Results of each Investment Fund since the preceding Valuation Date shall be credited to the Participant's Account on the next subsequent Valuation Date based on fair market value of the assets in each Investment Fund as of the Valuation Date. Periodically, as determined by the Committee, statements of Account will be sent to Participants.

5.04 Errors. Where an inaccuracy is discovered in a Participant's Account, the Participant will neither gain nor lose thereby. The Committee shall make appropriate corrective adjustments to the Account as of the end of the Plan Year in which the inaccuracy is discovered. If such correction does not cure the inaccuracy from its inception, then curative additions to an Account shall be treated as an expense of the Fund; and curative subtractions from an Account shall be treated as a forfeiture as outlined in Section 6.03.

5.05 Allocations Do Not Affect Vesting. The fact that an Allocation has been made shall not operate to Vest in any Participant any right or interest in or to any specific assets of the Fund except as herein provided.

                                   Article 6

                            VESTING AND DISTRIBUTION


6.01     Vesting shall mean Participant ownership in:

         (a) Regular, Additional, and Rollover Accounts. A Participant is 100% Vested in these Accounts at all times Valued as of the last Valuation Date, plus Contributions thereto since such Valuation Date and such amounts are non-forfeitable.

         (b) Employer Account. Each Participant who has at least one (1) Hour of Service after December 31, 1988, shall become 100% Vested after attaining five (5) Years of Service (subject to the application of subparagraph (d) below), determined as of the last Valuation Date. For such Participants, the following Vesting Schedule shall apply:

                                      Vesting Schedule
                                      ----------------

                 Years of Service                          Vested Percentage
                 ----------------                          -----------------
                 Less than 5                                       0%
                 5 or more                                        100%

                 Each Participant who had an Hour of Service on or before December 31, 1988, shall be 100% Vested in his Employer Account as of two (2) years prior to the last Valuation Date, plus the Net Results therefrom, collectively Valued as of such Valuation Date. Notwithstanding the above, a Participant who terminates employment because of Retirement, Permanent Disability or Death shall be 100% Vested in his Employer Account through the last Valuation Date, plus Contributions thereto through the Date of Retirement, Permanent Disability or Death.

         (c)     Distributions reduce the Vested amount.

         (d) Limitation. In the event that a Plan amendment directly or indirectly changes the vesting schedule, the vested percentage of each Participant in his Account accumulated to the date when the amendment is adopted shall not be reduced as a result of the amendment. In addition, any Participant with at least three (3) Years of Service may irrevocably elect within one year of that amendment to remain under the pre-amendment vesting schedule with respect to all benefits accrued both before and after the amendment.

6.02     Distribution.

         Upon Termination of Employment of a Participant who is not vested in any portion of his Account, the Participant shall be paid the vested portion of his Account (which shall be 0%) and the Participant shall immediately forfeit the unvested portion of his Account. Otherwise, upon Termination of Employment, the Vested amount of the Participant's Account shall be Distributed to the Participant in the manner hereinafter provided and the unvested portion of a Participant's Employer Account shall be subject to forfeiture as provided in Section 6.03.

6.03 Disposition of Forfeitures. The non-vested portion of a Participant's Employer Account shall be forfeited as of the last day of the Plan Year in which a Participant separates from service with the Employer, provided that if such Participant returns to service with the Employer before incurring five consecutive one-year Breaks in Service, the amount that was previously forfeited (unadjusted by any subsequent gains and losses) will be added to his Account upon his return (such restored amount shall become vested under the provisions of Section 6.01(b) except that the period of absence shall be disregarded in applying the rule stated therein); and provided further that, if the Participant received a cash-out distribution prior to his return to service, the non-vested amount that was forfeited shall be credited to his account only if the Participant repays to the Plan the amount that was previously cashed out by him prior to incurring five consecutive Breaks in Service. The restoration required by this Section may be derived, at the discretion of the Committee, from Employer contributions, Forfeitures and/or earnings of the Plan. If an Employee ceases to perform Services for the Employer under circumstances for which Hours of Service either will or may be credited following the date the Employee ceases to perform services (for example, where applicable, due to a maternity or paternity leave, a leave of absence for a stated period or a period of layoff), a separation from service shall not occur for purposes of forfeiture of the non-vested portion of a Participant's Employer's Contribution Account until the earlier of (1) the date a cash-out of the Participant's vested Account is paid to him, or (2) the date on which Hours of Service no longer are credited to the Employee, or, if applicable, the date on which the Employee's failure to return to service with the Employer results in cancellation of Hours of Service that would have otherwise been credited to the Participant.

         Any Forfeiture incurred pursuant to the terms of this Section shall reduce Employer Contributions required for the Plan Year in which the Forfeiture occurs or for any succeeding Plan Year, unless and to extent that said Forfeitures are used, in the discretion of the Committee as described above, to restore the forfeited Accounts of former Participants who are reemployed prior to incurring five consecutive Breaks in Service. Distributions at Termination of Employment and on account of Retirement, Permanent Disability, or Death shall be made in the manner described in (a),
         (b), (c), or (d) of Section 6.05, as elected by the Participant in writing prior to the Participant's Death on such forms as the Committee prescribes, and if the Participant fails to elect a Method of Distribution, Distribution shall be made in such Method as the personal representative of the Participant's estate elects in writing prior to the day that Distribution must commence herein, and if the personal representative fails or refuses to elect a Method of Distribution, Distribution shall be made in cash in a lump sum. The Committee shall inform a Participant on request of the Commencement Date and Method of Distribution and decisions so communicated in writing to the Participant shall not be changed except with the Participant's written approval. Except to the extent the Committee shall direct payments to Participants and Beneficiaries to be made out of funds withheld from Compensation of Participants as provided in the Trust Agreement, the Committee shall issue written directions to the Trustee as to the Commencement Date and the Method of Distribution for each Participant or Beneficiary.

6.04     Commencement of Distribution.

         In the event that a Participant or Beneficiary becomes entitled to Distribution by reason of any of the events described in this Article 6, the payment of benefits shall commence as promptly as possible, provided that Commencement of Distribution shall be no later than sixty (60) days after the end of the Plan Year in which such an event occurs. Notwithstanding the foregoing, if the amount of the payment required to commence on a date cannot be ascertained by that date, payment shall commence retroactively to the date and shall commence no later than sixty (60) days after the earliest date on which the amount of payment can be ascertained under the Plan.

6.05     Methods of Distribution.

         The Methods of Distribution are:

         (a) Payment monthly, quarterly, semi-annually, or annually of substantially equal amounts over a period not to exceed ten
                 (10) years. In the discretion of the Committee, the Participant's Account held for Distribution under this method, may be allocated to Fund A or may be used to purchase a commercial annuity contract providing for installment payments over the period selected;

         (b)     Wholly in cash in a lump sum;

         (c)     Any combination of (a) or (b).

         If the Vested Amount of a Participant's Account is less than $3,500, the Committee may elect to distribute the Participant's entire account upon his termination of Employment. If the Vested Amount of a terminated Participant's Account exceeds $3,500, or if benefits have commenced being paid to the Participant, benefits may not be cashed to the Participant without the Participant's consent prior to the Participant's attainment of Normal Retirement Age. On or after the Participant's attainment of Normal Retirement Age, benefits will be paid to a Participant as promptly as possible after the Participant becomes entitled to a distribution by reason of any of the events described in this Article 6.

         The following restrictions shall apply to distributions under this
         Section:

                 (i) In no event shall distribution be made to a Participant in the form of a life annuity.

                 (ii) Distributions under this Section shall not extend beyond a period which exceeds the life expectancy of the Participant.

                 (iii) Minimum Amounts to be Distributed: If the Participant's entire interest is to be distributed in other than a lump sum, then the amount to be distributed each year must be at least an amount equal to the quotient obtained by dividing the Participant's entire interest by the life expectancy of the Participant. Life expectancy is computed by the use of the return multiples contained in Section 1.72-9 of the Income Tax Regulations. For purposes of this computation, a Participant's life expectancy may be recalculated no more frequently than annually. Furthermore, the actuarial value of anticipated payments to the Participant must exceed the actuarial value of payments to be made to the Participant's Beneficiary, determined as of the date payment of benefits commences.

                 (iv) Distribution to Participants must commence, no later than the first day of April following the calendar year in which such individual attains age 70 1/2.

                 (v) Distributions to a Participant who is Non-Five Percent Owner and who attained 70 1/2 before January 1, 1988 must commence no later than the first day of April following the calendar year in which the later of termination of Employment or age 70 1/2 occurs.

                 (vi) If the Participant dies after distribution of his interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

                 (vii) If the Participant dies before distribution of his interest commences, the Participant's entire interest will be distributed no later than five (5) years after the Participant's death except to the extent that an election is made to receive distributions in accordance with (a) or (b) below. Said election shall be made by the Participant in writing on forms furnished by the Committee.

                     (a) If any portion of the Participant's interest is payable to a designated Beneficiary, distributions may be made in substantially equal installments over the shorter of ten (10) years or the life expectancy of the designated Beneficiary, commencing no later than one (1) year after the Participant's death;

                     (b) If the designated Beneficiary is the Participant's surviving spouse, the date distributions are required to begin in accordance with (a) above shall not be earlier than the date on which the Participant would have attained age 70 1/2, and, if the spouse dies before payments begin, subsequent distributions shall be made as if the spouse had been the Participant.

                 (viii) For purposes of (vii) above, payments will be calculated by use of the return multiples specified in Section 1.72-9 of the Income Tax Regulations. Life expectancy of a surviving spouse may be recalculated annually; however, in the case of any other designated Beneficiary, such life expectancy will be calculated at the time payment first commences without further recalculation.

                 (ix) For purposes of (vi), (vii) and (viii) above, any amount paid to a child of the Participant will be treated as if it had been paid to the surviving spouse if the amount becomes payable to the surviving spouse when the child reaches the age of majority.

6.06     Withdrawal of Accounts.

         Upon the application of any Participant, the Committee, in accordance with its uniform, non-discriminatory policy, may direct the Trustee to permit such Participant to make a withdrawal from his Account. Additional Accounts must be withdrawn before Regular Accounts may be withdrawn. The Participants' have the following withdrawal options:

         (a) The Participant may elect to withdraw any portion or all of his Vested Additional Account. If this option is elected, the Participant will suffer no penalty.

         (b) If the Vested Additional Account is fully withdrawn by the Participant, the Participant may then elect to withdraw any portion or all of the Participant's

                 Vested Regular Account. Under this option, neither the Participant nor the Employer for the Account of the Participant can make Contributions for a period of six (6) months after such withdrawal.

         (c) The Participant may elect options (a) and (b) simultaneously; in which event, neither the Participant nor the Employer for the Participant's Account can make Contributions for a period of six (6) months after the withdrawals.

         (d) Only if option (c) is elected by the Participant may the Participant also withdraw the Participant's Vested amount in the Employer's Account. Withdrawal may not be made of matching contributions allocated to the Employer's Account within the last twenty-four (24) months. However, if the Participant has completed at least five (5) Years of Service, the entire Employer Account can be withdrawn. In the event of this option, neither the Participant nor the Employer, for the Account of the Participant, may make Contributions for a period of twelve (12) months from the date of such withdrawal.

         A Participant may make one (1) withdrawal per calendar year after a fifteen (15) day notice.

         A Participant whose contributions are required to be suspended for a period of six (6) or twelve (12) months pursuant to sub-section (b),
         (c) or (d) may elect on a form prescribed by the Committee to resume Participant Contributions at any time following the expiration of such suspension period. The effective date of a resumption of Participant Contributions must coincide with the first day of a normal pay period for which payroll deductions are made. The election to resume Participant Contributions must be filed with the Committee or its designee at least fifteen (15) days prior to the effective date of the resumption of contributions.

6.07     Payment to Minors and Incapacitated Persons.

         In the event a Distribution hereunder is payable to a minor or to any person who, in the judgment of the Committee, is incapable of making proper disposition thereof, such payment shall be made for the benefit of such minor or such person in any of the following ways as the Committee, in its sole discretion, shall determine:

         (a) By payment to the legal representative of such minor or such person;

         (b)     By payment directly to such minor or such person;

         (c) By payment in discharge of bills incurred by or for the benefit of such minor or such person. The Trustee shall make such payments as directed by the Committee without the necessary intervention of any guardian or like fiduciary, and without any obligation to require bond or to see to the further application of such payment. Any payment so made shall be in complete discharge of the Plan's obligation to the Participant or his Beneficiary.

6.08     Application for Benefits.

         The Committee may require a Participant or Beneficiary to complete and file with the Committee certain forms as a condition precedent to Distribution. The Committee may rely upon all such information given to it, including the Participant's current mailing address. It is the responsibility of Participants or Beneficiaries to keep the Committee informed of their current mailing addresses.

6.09     Designation of Beneficiary.

         The Beneficiary is the person or trust that a Participant designated most recently in writing to the Committee; provided, however, that if the Participant has failed to make a designation, no person designated is alive, no trust has been established, or no successor Beneficiary has been designated who is alive, "Beneficiary" means (a) the Participant's spouse, or (b) if no spouse is alive, the Participant's surviving children, or (c) if no children are alive, the Participant's parent or parents, or (d) if no parent is alive, the legal representative of the deceased Participant's estate. Notwithstanding the preceding sentence, the spouse of a married Participant shall be his or her Beneficiary unless that spouse has consented in writing to the designation by the Participant of some other person or trust and the spouse's consent acknowledges the effect of the designation and is witnessed by a notary public. A Participant may change his or her designation of beneficiary at any time. However, a Participant may not change his or her designation (other than to name the spouse as his or her Beneficiary) without further consent of the spouse under the terms of the preceding sentence unless the spouse's consent permits designation of another person or trust without further spousal consent and acknowledges that the spouse has the right to limit consent to a specific beneficiary and that the spouse voluntarily relinquishes this right. The spouse's consent shall not be required, however, if the Participant establishes to the satisfaction of the Committee that the spouse cannot be located or if the Participant produces an order from a court of competent jurisdiction determining that he or she is legally separated or has been abandoned (within the meaning of local law), unless a "qualified domestic relations order", as defined in Code Section 414(p), provides otherwise, or unless such other circumstances exist as the Secretary of Treasury may prescribe. If the spouse is legally incompetent to give consent, consent by the spouse's legal guardian shall be deemed consent by the spouse.

                                   Article 7

                           ADMINISTRATION OF THE PLAN


7.01     Named Fiduciaries.

         The following parties are named as Fiduciaries of the Plan and shall have the authority to control and manage the operation and administration of the Plan:

                 (i)      the Employer;

                 (ii)     the Board;

                 (iii)    the Committee.

         The Trustee is also named as a Fiduciary.

         The Fiduciaries shall have only the powers and duties expressly assigned to them in the Plan Agreement and/or Trust Agreement and shall have no other powers and duties in respect to the Plan; provided, however, that if a power or duty is not expressly assigned to a specific Named Fiduciary, the power or duty shall be that of the Employer. No Fiduciary shall have any liability for, or responsibility to inquire into, the acts and omissions of any other Fiduciary in the exercise of powers or the discharge of duties assigned to such other Fiduciary under the Plan.

7.02     Board of Directors.

         (a) The Board shall have the following powers and duties with respect to the Plan:

                 (1) to cause the Employer to make Contributions to the Plan as required in the Plan Agreement on the basis permitted under Section 302 of the Act;

                 (2) to appoint and remove the individuals, banks, or other entities who serve as Trustee, and the members of the Committee as provided herein; and

                 (3) to amend any or all of the provisions of the Plan and to terminate the Plan in whole or in part pursuant to the procedures provided hereunder.

         (b) The Board shall have no other responsibilities with respect to the Plan.

7.03     Trustee.

         The Trustee shall exercise all of the powers and duties assigned to the Trustee as set forth in the Trust Agreement. The Trustee shall have no other responsibilities with respect to the Plan.

7.04     Committee.

         (a) A Committee of not less than three (3) individuals shall be appointed by and serve at the pleasure of the Board to administer the Plan. Any Participant while also an Employee, or any officer or director of the Employer while serving in that capacity, shall be eligible to be appointed and to serve as a member of the Committee and all members shall serve as such without compensation. The Board shall have the right to remove any member of the Committee at any time. A member may resign at any time by written notice to the Committee and the Board. If a vacancy in the Committee should occur, a successor shall be appointed by the Board. The Committee shall by written notice keep the Trustee notified of current membership of the Committee, its officers and agents. The Committee shall furnish the Trustee a certified signature card for each member of the Committee and for all purposes hereunder, the Trustee shall be conclusively entitled to rely upon such certified signatures.

         (b) The Board shall appoint a Chairman and a Secretary from among the members of the Committee. All resolutions, determinations, and other actions shall be by a majority vote of all members of the Committee. The Committee may appoint such agents, who need not be members of the Committee, as it deems necessary for the effective performance of its duties, and may delegate to such agents such powers and duties, whether ministerial or discretionary, as the Committee deems expedient or appropriate. The compensation of such agents shall be fixed by the Committee; provided, however, that in no event shall compensation be paid if such payment violates the provisions of Section 408 of the Act and is not exempted from such prohibitions by Section 408 of the Act.

         (c) The Committee shall have complete control of the administration of the Plan with all powers necessary to enable it to properly carry out the provisions of the Plan. In particular, the Committee shall have the sole and exclusive discretion, authority and responsibility for administering, construing and interpreting the provisions of the Plan and making all determinations thereunder. In establishing the Committee's discretion, authority and responsibility, it is the intent of the Company to grant the Committee the broadest possible powers to interpret and administer the Plan so that judicial or other review of Committee decisions is limited to the extent allowed by law and so that maximum deference is given to all Committee decisions under or relating to the Plan.

                 In addition to all implied powers and responsibilities necessary to carry out the objectives of the Plan and to comply with the requirements of the Act, the Committee shall have the following specific powers and responsibilities:

                 (1) to construe the Plan and to determine all questions arising in the administration, interpretation, and operation of the Plan;

                 (2) to decide all questions relating to the eligibility of Employees to participate in the benefits of the Plan;

                 (3) to determine the benefits of the Plan to which any Participant or Beneficiary may be entitled;

                 (4) to keep records of all acts and determinations of the Committee, and to keep all such records, books of accounts, data and other documents as may be necessary for the proper administration of the Plan;

                 (5) to prepare and distribute to all Participants or their Beneficiaries information concerning the Plan and their rights under the Plan, including, but not limited to, all information which is required to be distributed by the Act, the regulations thereunder, or by any other applicable law;

                 (6) to file with the Secretary of Labor such reports and additional documents as may be required by the Act and regulations issued thereunder, including, but not limited to, a summary plan description, summary annual report, annual reports, terminal reports, and supplementary reports;

                 (7) to file with the Secretary of the Treasury all reports and information required to be filed by the Code, the Act, and regulations issued under each; and

                 (8) to do all things necessary to operate and administer the Plan in accordance with its provisions and in compliance with applicable provisions of law.

                 (9) In addition to the foregoing, the Committee shall have the authority to modify, from time to time, the Plan under which Participants may file elections relating to election of Regular and Additional Contributions, election of investment Funds and election to receive Plan distributions. The provisions of this Plan relating to the deadlines and procedures for making such elections shall be subject to and superseded by any resolution of the Committee to establish alternative deadlines and procedures, and such action by the Committee shall not require amendment of the Plan.

                 (10) To enable the Committee to perform its functions, the Employer shall supply full and timely information of all matters relating to the compensation and length of service of all Participants, their retirement, death or other cause of Termination of Employment, and such other pertinent facts as the Committee may require. The Committee shall advise the Trustee of such facts and issue to the Trustee such instructions as may be required by the Trustee in the administration of the Trust. The Committee and the Employer shall be entitled to rely upon all certificates and reports made by a Certified Public Accountant selected or approved by the Employer. The Committee, the Employer and its officers, and the Trustee shall be fully protected in respect of any action suffered by them in good faith in reliance upon the advice or opinion of any accountant or attorney, and all action so taken or suffered shall be conclusive upon each of them and upon all other persons interested in the Plan.

7.05     Standard of Fiduciary Duty.

         Any Fiduciary, or any person designated by a Fiduciary to carry out fiduciary responsibilities with respect to the Plan, shall discharge his duties solely in the interests of the Participants or Beneficiaries for the exclusive purpose of providing them with benefits and defraying the reasonable expenses of administering the Plan. Any Fiduciary shall discharge his duties with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. Any Fiduciary shall discharge his duties in accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with the provisions of the Act. Notwithstanding any other provisions of the Plan, no Fiduciary shall be authorized to engage in any transaction which is prohibited by Sections 408 and

         2003(a) of the Act or Section 4975 of the Code in the performance of its duties hereunder.

7.06     Claims Procedure.

         Any Participant or Beneficiary (hereinafter referred to as "Claimant") may file a claim for benefits under the Plan by submitting to the Committee a written statement describing the nature of the claim and requesting a determination of its validity under the terms of the Plan. Within ninety (90) days after receipt of such an application, the Committee shall notify the applicant of its decision. If special circumstances require an extension of time, the Committee shall notify the applicant of such circumstances within ninety (90) days after receipt of the application, and the Committee shall thereafter notify the claimant of its decision within 180 days after receipt of the application. If the application is denied in whole or in part, the Committee's notice of denial shall be in writing and shall state:

         (a) the specific reasons for denial with specific reference to pertinent Plan provisions upon which the denial was based;

         (b) a description of any additional materials or information necessary for the applicant to perfect his or her claim and an explanation of why the materials or information are necessary; and

         (c)     an explanation of the Plan's claim review procedure.

         During the sixty-day period following an applicant's receipt of notice of denial of his or her application for benefits, the applicant or his or her duly authorized representative may review pertinent documents and within sixty (60) days submit a written request to the Committee for review of the denial.

         An applicant submitting a request for review shall be allowed to submit issues and comments in writing to the Committee. The Committee shall afford an applicant who requests a hearing a full and fair review of the decision denying the application and may, in its sole discretion, hold a hearing to review any or all issues raised by the applicant, which hearing shall take place within thirty (30) days of the date of the applicant's request. Within sixty (60) days after receipt of the request for review, the Committee shall issue a written decision to the applicant. If special circumstances, such as the need to hold a hearing, require an extension of time, the Committee shall issue a written decision no later than 120 days after receipt of the request for review. The Committee's decision shall include specific reasons for the decision, written in a manner calculated to be understood by the applicant, and contain specific references to the pertinent Plan provisions upon which the decision is based.

                                  Article 8

                          AMENDMENT AND TERMINATION


8.01     Right to Amend.

         The Employer intends for the Plan to be permanent so long as the corporation exists; however, it reserves the right to change its future matching percentage or temporarily suspend its Contributions or to modify, alter, or amend this Plan or the Trust Agreement, from time to time, to any extent that it may deem advisable, including, but not limited to, any amendment deemed necessary to insure the continued qualification of the Plan under Section 401(a) of the Code or to insure compliance with the Act; provided, however, that the Employer shall not have the authority to amend this Agreement in any manner which will:

         (a) Permit any part of the Fund (other than as is provided in Section 6.03 and such part as is required to pay taxes and administrative expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries;

         (b) Cause or permit any portion of the Funds to revert to or become the property of the Employer except as provided in
                 Article 10;

         (c) Change the duties, liabilities, or responsibilities of the Trustee without its prior written consent.

         No amendment to the Plan shall decrease a Participant's Account balance or eliminate an optional form of distribution, except as permitted by Treasury Regulations.

8.02     Termination and Discontinuance of Contributions.

         The Employer shall have the right at any time to terminate this Plan or to discontinue permanently its Contributions hereunder (hereinafter referred to as "Plan Termination"). Upon Plan Termination, all Participants' Accounts shall become fully vested and non-forfeitable. In such event, the Committee shall direct the Trustee with reference to the disposition of the Fund, after payment of any expenses properly chargeable against the Fund. At the option of the Committee, the Committee may direct the Trustee to continue to hold the Fund in Trust and distribute the Accounts of Participants in the manner provided in
         Section 6, or in the alternative, may direct the Trustee to immediately distribute all amounts held in Trust to the Participants or Beneficiaries in proportion to the Accounts of such Participants as of the date of such Termination. In the event that this Plan is partially terminated, then the provisions of this Section 8.02 shall apply, but solely with respect to the Participants and Beneficiaries affected by the partial termination.

8.03     IRS Approval of Termination.

         The Trustee shall not be required to make any Distribution from this Plan in the event of complete or partial termination until the authorized officials of the Internal Revenue Service shall have determined that there will be no liability against the Trustee by reason of such Distribution.

                                  Article 9

                                MISCELLANEOUS


9.01     Headings.

         The headings and sub-headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

9.02     Action by Employer.

         Any action by an Employer under this Plan shall be by resolution of the Board of Directors, or by any person or persons duly authorized by resolution of said Board to take such action.

9.03     Spendthrift Clause.

         To the extent permitted by law, none of the benefits, payments, proceeds, or distribution under this Plan shall be subject to the claim of any creditor of any Participant or Beneficiary, and none of them shall have any right to alienate, commute, anticipate, or assign any of the benefits, payments, proceeds, or distributions under this Plan except to the extent expressly provided herein to the contrary. If any Participant shall attempt to dispose of the benefits provided for him hereunder, or to dispose of the right to receive such benefits, or in the event there should be an effort to seize such benefits or the right to receive such benefits by attachment, execution, or other legal or equitable process, such right to benefits shall pass and be transferred, at the discretion of the Plan Administrator, to such one or more as may be appointed by the Plan Administrator from among the Beneficiaries, if any theretofore designated by the Participant, the spouse, the children, or other dependents of the Participant, in such shares as the Committee may appoint. Any appointment so made by the Committee may be revoked by it at any time and further appointment made by it which may include the Participant.

         The preceding sentences shall also apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a "qualified domestic relations order," as defined in Section 414(p) of the Code. A domestic relations order which was entered before January 1, 1985, shall be treated as a "qualified domestic relations order" if payment of benefits pursuant to the order has commenced as of such date. The Committee may, in its sole discretion, choose to treat as a "qualified domestic relations order" a domestic relations order entered before January 1, 1985, pursuant to which the payment of benefits has not commenced as of said date, even though the order does not satisfy the requirements of Section 414(p) of the Code.

9.04     Discrimination.

         The Employer, the Committee, the Trustee, and all other persons involved in the administration and operation of the Plan shall administer and operate the Plan and the Trust in a uniform and consistent manner with respect to all Participants similarly situated and shall not permit discrimination in favor of Highly Compensated Employees.

9.05     Release.

         Any payment to a Participant or Beneficiary, or to their legal representatives, in accordance with the provisions of this Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Trustee, Plan Administrator, Committee, and the Employer, any of whom may require such Participant, Beneficiary, or legal representative, as a condition precedent to such payment, to execute a receipt and release therefor in such form as shall be determined by the Trustee, Plan Administrator, the Committee, or the Employer, as the case may be. Any person having any claim for any benefit under the Plan shall look solely to the assets of the Trust Fund for satisfaction. In no event will the Trustee or the Employer or any of the Employer's officers or employees, or its Board be liable in their individual capacities to any person whomsoever for the payment of benefits under the provisions of the Plan.

9.06     Unclaimed Payments

         Whenever the Committee cannot locate any person to or for the benefit of whom such payments are to be made within a reasonable time after payments are to commence, and after making a reasonable effort to locate such person, the Committee may deposit the amount to paid in a savings account of a bank or a savings or loan association to be held in the name of such person, subject, however, to any applicable escheat laws.

9.07     Notice of Proceeding and Effect of Judgment

         In any application, proceeding or action in any Court, only the Employer and the Trustee shall be necessary parties, and no Participant or other person having any interest in the Fund shall be entitled to any notice or service of process except as required by law. Any judgment or decree entered on account of such application, proceeding or action shall be binding and conclusive on all persons claiming under the Fund or this Plan.

9.08     Severability

         If any provisions of the Plan are held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed in force as if the illegal or invalid provisions were not included.

9.09     Compliance with Applicable Laws.

         The Employer, through the Plan Administrator, shall interpret and administer the Plan in such manner that the Plan and Trust shall remain in compliance with the Code, with the Act, and all other applicable laws, regulations, and rulings.

9.10     Agent for Service of Process.

         The agent for service of process of this Plan shall be the person listed from time to time in the current records of the Secretary of State of Georgia as the agent for the service of process for the Employer.

9.11     Merger.

         In the event of any merger or consolidation of the Plan with any other plan, or the transfer of assets or liabilities by the Plan to another plan, each Participant must be entitled to receive (assuming that the Plan would terminate) a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit such Participant would have been entitled to receive immediately before the merger, consolidation or transfer (assuming that the Plan had then terminated).

9.12     Governing Law.

         The Plan shall be construed in accordance with the laws of the State of Georgia to the extent that such laws are not preempted by Federal law.

                                  Article 10

                  QUALIFICATION AND RETURN OF CONTRIBUTIONS


10.01    Initial Qualification.

         If this restated Plan and Trust Agreement fail to receive initial approval of the Internal Revenue Service as a qualified plan and trust, then notwithstanding any other provision in this Plan, within one (1) year after the date of denial of qualification (a) the contribution of an Employer after payment of all expenses will be returned to such Employer free of the Plan and Trust Agreement, (b) contributions made by a Participant shall be returned to the Participant who made the contributions, and (c) the Plan and Trust Agreement shall thereupon terminate.

10.02    Mistake of Fact.

         To the extent permitted by the Code and other applicable laws and regulations thereunder, and upon an Employer's request, a contribution which was made by reason of a mistake of fact, or which was conditioned upon the deductibility of the contribution under Code
         Section 404, shall be returned to the Employer within one (1) year after the payment of the contribution, or the disallowance of the deduction (to the extent disallowed), whichever is applicable. The amount to be returned to the Employer shall be the excess of the contribution above the amount that would have been contributed had the mistake of fact or the mistake in determining the deduction not occurred, less any net loss attributable to the excess. Any net income attributable to the excess shall not be returned to the Employer. No return of any portion of the excess shall be made to the Employer if the return would cause the balance in a Participant's Eligible Accounts to be less than the balance which would have existed had the mistaken contribution not been made.

                                  Article 11

                             TOP-HEAVY PROVISIONS


11.01    Applicability.

         If the Plan is or becomes a Top-Heavy Plan in any Plan Year beginning after December 31, 1983, the provisions of this Article 10 shall be controlling and shall supersede any conflicting provisions in the Plan. This Article shall be interpreted in accordance with Section 416 of the Code and the regulations thereunder.

11.02    Definitions.

         For the purposes of this Article 10, the following terms shall have the following meanings:

         (a) "Benefit Amount" shall mean, with respect to a defined contribution plan, (i) the sum of the amounts credited, as of the Determination Date, to the individual's account plus (ii) the aggregate amount distributed within the five (5) year period ending on the Determination Date. With respect to a defined benefit plan, "Benefit Amount" shall mean (i) the present value of an individual's normal retirement benefit determined as of such plan's Valuation Date, plus (ii) the aggregate among of distributions made to such individual within the five (5) year period ending on the Determination Date of such plan (except to the extent already included on the Valuation Date of such plan).

         (b) "Compensation" shall mean the W-2 earnings of each Participant paid by the Employer during the Plan Year.

         (c) "Determination Date" shall mean the last day of the preceding Plan Year.

         (d) "Key Employee" shall mean any Employee or former Employee (and the beneficiaries of any such Employee) who at any time during the Plan Year containing the Determination Date or during the four (4) preceding Plan Years is: (i) an officer of the

                 Employer having an annual Compensation greater than 150 percent of the dollar limit in effect under Code Section 415(c)(1)(A), (ii) an owner (or considered as owner under Code
                 Section 318) of one of the ten (10) largest interests in the Employer having an annual Compensation greater than the dollar limit in effect under Code Section 415(c)(1)(A), (iii) a five percent (5%) owner of the Employer or (iv) a one percent (1%) owner of the Employer who has an annual Compensation of more than $150,000.

                 For purposes of (1) above, no more than fifty (50) Employees (or, if lesser, the greater of three (3) Employees or ten percent (10%) of all Employees) shall be treated as officers. For purposes of (ii) above, if two (2) Employees have the same interest in the Employer, the Employee having the greater annual Compensation from the Employer shall be treated as having a larger interest. The determination of who is a Key Employee will be made in accordance with Section 416(i) of the Code and the regulations thereunder.

         (e)     "Non-Key Employee" shall mean an Employee who is not a Key
                 Employee.

         (f) "Permissive Aggregation Group" shall mean the Required Aggregation Group plus any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

         (g) "Required Aggregation Group" shall mean a group of plans maintained by the Employer comprised of (i) each qualified plan of the Employer in which at least one Key Employee participates and (ii) any other qualified plan of the Employer which enables a plan described in (i) above to meet the requirements of Sections 401(a)(4) or 410 of the Code.

         (h) "Super Top-Heavy Plan" shall mean a plan as to which, for any Plan Year beginning after December 31, 1983, any of the following conditions exists:

                 (i) The Top-Heavy Ratio for the Plan exceeds ninety percent (90%) and the Plan is not part of a Required Aggregation Group or Permissive Aggregation Group;

                 (ii) The Plan is part of a Required Aggregation Group but not part of a Permissive

                          Aggregation Group and the Top-Heavy Ratio for the group of plans exceeds ninety percent (90%); or

                 (iii) The plan is part of a Required Aggregation Group and a Permissive Aggregation Group and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds ninety percent (90%).

         (i) "Top-Heavy Plan" shall mean a plan as to which, for any Plan Year beginning after December 31, 1983, any of the following conditions exists:

                 (i) The Top-Heavy Ratio for the Plan exceeds sixty percent (60%) and the plan is not part of a Required Aggregation Group or Permissive Aggregation Group;

                 (ii) The plan is part of a Required Aggregation Group but not part of a Permissive Aggregation Group and the Top-Heavy Ratio for the group of plans exceeds sixty percent (60%); or

                 (iii) The Plan is part of a required Aggregation Group and a Permissive Aggregation Group and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds sixty percent (60%).

         (j) "Top-Heavy Ratio" shall mean the ratio, as of the Determination Date, of the sum of the Benefit Amounts of all Key Employees to the sum of the Benefit Amounts of all Participants. The calculation of this ratio, and the extent to which distributions, rollovers and transfers are taken into account will be made in accordance with Section 416 of the Code and the regulations thereunder. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year. For purposes of determining the Top-Heavy Ratio of a Required Aggregation Group, the Benefit Amount of any individual shall also include any distributions made within the five (5) year period ending on the Determination Date under a terminated plan which, if it had not been terminated, would have been included in the Required Aggregation Group. For Plan Years beginning after December 31, 1984, the Benefit Amount of any individual who has received no compensation from any Employer maintaining the Plan at any time during the five (5) year period ending on the Determination Date shall not be taken into account when computing this ratio.

         (k) "Valuation Date" means, with respect to a defined benefit plan, the date used for determining plan costs maintained by the Employer for minimum funding purposes which falls within the twelve (12) month period ending on the Determination Date.

11.03    Minimum Allocation.

         (a) Except as otherwise provided in sub-sections (c) and (d) below, the Employer Contributions and Forfeitures allocated on behalf of any Participant who is not a Key Employee and who is employed by the Employer on the last day of the Plan Year shall not be less than the lesser of: (i) three percent (3%) of such Participant's Compensation or (ii) that percentage of Compensation equal to the largest percentage of Employer Contributions and Forfeitures (as a percentage of the first $200,000 of the Key Employee's Compensation) allocated on behalf of any Key Employee of that Plan Year.

                 The minimum allocation shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to an allocation, or would receive a lesser allocation for the year, because of (i) the Participant's failure to complete 1,000 Hours of Service, (ii) the Participant's failure to make mandatory contributions to the Plan, or (iii) Compensation less than a stated amount.

         (b) In determining whether the Employer has satisfied the minimum allocation requirements of this Section, contributions or benefits provided under the Social Security Act shall not be taken into account. In addition, for Plan Years beginning before January 1, 1985, Employer Contributions attributable to a salary reduction or similar arrangement shall not be taken into account; for Plan Years beginning after December 31, 1984, Employer Contributions attributable to a salary reduction or similar arrangement shall be taken into account for purposes of this Section 10.03.

         (c) The minimum allocation requirement in sub-section (a) above shall not apply to any Participant who was not employed by the Employer on the last day of the Plan Year.

         (d) The minimum allocation requirement in sub-section (a) above shall not apply to any Participant to the extent that the Participant is covered under any other plan or plans of the Employer which provides that the minimum allocation or benefit requirement applicable to Top-Heavy Plans will be met in the other plan or plans.

11.04    Minimum Vesting.

         (a) A Participant shall be fully vested in all Employer Contributions and forfeitures allocated to his Account upon his completion of three (3) Years of Service. For this purpose, the term "Year of Service" shall mean any Plan Year in which the Participant completes at least 1,000 Hours of Service with an Employer.

                 The above vesting schedule applies to all benefits within the meaning of Section 411(a)(7) of the Code including benefits accrued before the effective date of Section 416 of the Code and benefits accrued before the Plan became a Top-Heavy Plan. However, this schedule does not apply to the account balances of any Employee who does not complete an Hour of Service after the Plan has initially become Top-Heavy.

         (b) The minimum allocation required under Section 10.03 shall not be subject to forfeiture on account of the withdrawal of any mandatory contributions by the Participant or by reason of the reemployment of a retired Employee.

         (c) If the Plan becomes Top-Heavy and subsequently ceases to be such, with the result that the vesting schedule provided in sub-section (a) is no longer in effect, a Participant's vested percentage in his Accrued Benefit shall not be reduced. In such event, a Participant with five (5) or more Years of Service may elect in writing to have his vested percentage in future Employer allocations determined in accordance with the vesting schedule provided in sub-section (a). Such election must be made within sixty (60) days after notification by the Committee that the vesting schedule has changed by reason of the Plan ceasing to be a Top-Heavy Plan. With respect to Participants with less than five (5) Years of Service, such vesting schedule shall apply only to benefits accrued as of the last day of the last Plan Year in which the Plan was a Top-Heavy Plan.

11.05    Compensation Limitation.

         For any Plan Year in which the Plan is Top-Heavy, only the first $200,000 (or such larger amount as may be prescribed by the Secretary of the Treasury or his delegate) of a Participant's Compensation shall be taken into account for purposes of allocating Employer Contributions and Forfeitures under the Plan.

11.06    Impact on Code Section 415 Limitations.

         Sections 4.06(a)(iii) and 4.06(a)(iv) of the Plan (relating to the combined plan fractions) shall be read by substituting "100 percent" for "125 percent" wherever it appears therein. This substitution shall not, however, have the effect of reducing any benefit accrued under a defined benefit plan prior to the first day of the Plan Year in which this provision becomes applicable. However, if the Plan is not Super Top-Heavy, the foregoing provision shall not apply if Section 10.03(a) were applied by substituting "four percent (4%)" for "three percent (3%)."

11.07    Modification of Transition Rule for Defined Contribution Fraction.

         If the Committee has elected to use the Code Section 415(e)(6) transition rule provided in Section 4.06(a)(iv) of the Plan, the last paragraph of Section 4.06(a)(iv) shall be read by substituting "$41,500" for "51,875" in the numerator of the transition fraction. However, if the Plan is not Super Top-Heavy, the foregoing provision shall not apply if Section 10.03(a) were applied by substituting "four percent (4%)" for "three percent (3%)."

11.08    No Duplication of Benefits.

         If the Employer also maintains a defined benefit plan and both plans become Top-Heavy Plans, the minimum benefit requirements of Code
         Section 416 will not be required to be met under both plans with respect to Employees who are participants in both plans. Thus, if both plans are Top-Heavy Plans, the minimum benefit requirements contained in Code Section 416 will, with respect to such Participants, be satisfied by providing the minimum required benefit under the defined benefit plan.



IN WITNESS WHEREOF, the Rhodes, Inc. Employees' Savings Plan is executed this __________ day of ___________________, 1991.




                                            RHODES, INC.

ATTEST:                                     BY:
       ---------------------------             ------------------------------
                                               As Its President


(CORPORATE SEAL)

                             FIRST AMENDMENT TO THE
                      RHODES, INC. EMPLOYEES' SAVINGS PLAN



                                       1.

                 Section 2.23 of the Plan shall be amended by adding at its end the following:

                 "Specifically, a Highly Compensated Employee includes each Employee who performs service during the determination year and is described in one or more of the following groups:

                 (a) An Employee who is a 5% owner, as defined in Code Section 416(i)(1)(A)(iii), at any time during the determination year or the look-back year;

                 (b) An Employee who received Compensation in excess of $75,000 (indexed in accordance with Code Section 415(d)) during the look-back year;

                 (c) An Employee who receives Compensation in excess of $50,000 (indexed in accordance with Code Section 415(d)) during the look-back year and is a member of the top-paid group for the look-back year;

                 (d) An Employee who is an officer, within the meaning of Code
                 Section 416(i), during the look-back year and who receives Compensation in the look-back year greater than 50% of the dollar limitation in effect under Code Section 415(b)(1)(A) for the calendar year in which the look-back year begins; or

                 (e) An Employee who is both described in (b), (c), or (d) immediately above as modified to substitute the determination year for the look-back year, and one of the 100 Employees who receive the most Compensation from the Employer during the determination year.

         The "determination year" calculation is made on the basis of the applicable year of the Plan for which a determination is being made and the look-back calculation is made on the basis of the twelve-month period immediately preceding such year. The "top-paid" group consists of the top 20% of Employees ranked on the basis of Compensation received during the year, excluding Employees described in Code
         Section 414(q)(8) and Treasury Regulation Section 1.414(q)-1T(Q&A
         9(b)).

         Finally, the number of officers is limited to 50 (or, if lesser, the greater of 3 Employees or 10% of Employees), excluding those employees who may be excluded in determining the top-paid group."


                                       2.

                 Section 4.09 of the Plan shall be amended by adding at its end the following new Section 4.09(d):

                 "(d) In applying the above tests, the Matching and Participant Contribution Percentage for a Plan Year shall be calculated for all Employees eligible to participate in the Plan, regardless of whether they actually participate.

                 In determining the Matching and Participant Contribution Percentage of a Highly Compensated Employee who is either a 5% owner of the Company or one of the 10 most highly compensated Employees, all contributions by or on behalf of family members of the Highly Compensated Employee, along with their Compensation, are combined. The family group includes the Highly Compensated Employee and his or her spouse and lineal ascendants and descendants (and spouses of such lineal ascendants and descendants). Excess aggregate contributions of such a Highly Compensated Employee shall be determined and reduced in accordance with Treasury Regulation Section 1.401(m)1(e)(2)(iii)."


                                       3.

                 Section 6.05 of the Plan shall be amended by adding after
Section 6.05(c) a new Section 6.05(d) as follows:

         "(d) (1) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

         (2)     Definitions:

                 (A) Eligible rollover distribution. An eligible rollover distribution is any distribution after January 1, 1993 of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code
                          Section 401(a)(9); and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                 (B) Eligible retirement plan. An eligible retirement plan is an individual retirement account described in Code
                          Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                 (C) Distributee. A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse.

                 (D) Direct Rollover. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee."

         IN WITNESS WHEREOF, the Sponsoring Employer has caused this First Amendment to be executed as of the 4th day of February, 1994.



                                            RHODES, INC.


                                            BY:
                                               -------------------------------


                                            Title: Senior Vice President
                                                   ---------------------------


ATTEST:


BY: /s/ Jack Hurst
    ----------------------------


TITLE: Senior Vice President
       -------------------------


        [CORPORATE SEAL]

                            SECOND AMENDMENT TO THE
                      RHODES, INC. EMPLOYEES' SAVINGS PLAN


                 THIS SECOND AMENDMENT is hereby made by Rhodes, Inc., a corporation organized and existing under the laws of the State of Georgia (the "Sponsoring Employer").


                             W I T N E S S E T H :

                 WHEREAS, the Sponsoring Employer maintains the Rhodes, Inc. Employees' Savings Plan (the "Plan"); and

                 WHEREAS, the Sponsoring Employer now desires to add a company stock fund as an investment option in the Plan and to make certain other amendments as necessary and required by law; and

                 WHEREAS, the Board of Directors of the Sponsoring Employer has duly approved and authorized this amendment to the Plan;

                 NOW, THEREFORE, the Sponsoring Employer does hereby amend the Plan, effective January 1, 1994, as follows:


                                       1.

                 A new subsection (d) shall be added to the end of Section 2.11 which shall read as follows:

                 "(d) In addition to the other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, for Plan Years beginning on or after January 1, 1994, the annual Compensation of each Employee taken into account under the Plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with section

                 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

                 For Plan Years beginning on or after January 1, 1994, any reference in this Plan to the limitation under section 401(a)(17) of the Code shall mean the OBRA '93 annual compensation limit set forth in this provision.

                 If Compensation for any prior determination period is taken into account in determining an Employee's benefits accruing in the current Plan Year, the Compensation for that prior determination period is subject to the OBRA '93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first Plan Year beginning on or after January 1, 1994, the OBRA '93 annual compensation limit is $150,000."


                                       2.

                 The first sentence of Section 5.02 is hereby deleted and replaced with the following new sentence:

                 "Each Participant shall direct, on an Investment Directive form provided by the Committee, the allocation or reallocation of his Account (which includes the Employer Account) among the Investment Funds described below and in the Trust Agreement, subject to the following limitations:

                 (a) No less than twenty-five percent (25%) of an Account shall be Allocated to any Investment Fund.

                 (b) One hundred percent (100%) of an Account may be Allocated to Investment Fund A.

                 (c) No more than seventy-five percent (75%) of an Account may be Allocated to Fund B.

                 (d) No more than seventy-five percent (75%) of an Account may be Allocated to Fund C.

                 (e) Allocations shall be in increments of twenty-five percent (25%) of an Account."


                                       3.

                 The paragraph entitled "Fund B" at the end of Section 5.02 is hereby deleted and replaced with the following new paragraph:

                 "Fund B (the "Company Stock Fund") invested exclusively in the common stock of the Company. Fund B shall be available for investment only upon express authorization by the Company's Board of Directors.


                                       4.

                 A new paragraph shall be added to the end of Section 6.06 which shall read as follows:

                 "Unless otherwise directed, any withdrawals made under this
                 Section 6.06 shall come from all other Investment Funds in which a Participant has invested a portion of his or her Account before any funds may be withdrawn from the Company Stock Fund."

                                       5.

                 A new sentence shall be added between the first and second sentences of Section 11.03(a) which shall read as follows:

                 "For Plan Years beginning on or after January 1, 1994, the applicable percentage set forth in the preceding sentence shall be a percentage of the first $150,000 of the Key Employee's Compensation."


                                       6.

                 A new sentence shall be added at the end of Section 11.05 which shall read as follows:

                 "For Plan Years beginning on or after January 1, 1994, only the first $150,000 (or such larger amount as may be prescribed by the Commissioner of Revenue or his delegate) of a Participant's Compensation shall be taken into account in Top-Heavy Plan Years for purposes of allocating Employer Contributions and Forfeitures under the Plan."

                 Except as specifically provided herein, the Plan shall remain in full force and effect as prior to this Second Amendment.

                             THIRD AMENDMENT TO THE
                      RHODES, INC. EMPLOYEES' SAVINGS PLAN


                                       1.

                 Section 2.10 of the Plan shall be redesignated as Section 2.10(a).


                                       2.

                 Section 2.10 of the Plan shall be amended by adding Sections 2.10(b) through (d) as follows:

         "(b) In addition to the other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, for Plan Years beginning on or after January 1, 1994, the annual compensation of each Employee taken into account under the Plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

         (c) For Plan Years beginning on or after January 1, 1994, any reference in this Plan to the limitation under Section 401(a)(17) of the Code shall mean the OBRA '93 annual compensation limit set forth in this provision.

         (d) If compensation for any prior determination period is taken into account in determining an Employee's benefits accruing in the current Plan Year, the compensation for that prior determination period is subject to the OBRA '93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first Plan Year beginning on or after January 1, 1994, the OBRA '93 annual compensation limit is $150,000."

                 Except as specifically provided herein, the Plan shall remain in full force and effect as prior to this Third Amendment.


                 IN WITNESS WHEREOF, the Sponsoring Employer has caused this Third Amendment to be executed as of the 18th day of November, 1994.



                                             RHODES, INC.


                                             By:
                                                 ------------------------------


                                             Title: Senior Vice President
                                                    ---------------------------


ATTEST:


/s/ Jack Hurst
--------------------------------


Title: Senior Vice President
       -------------------------


        [CORPORATE SEAL]